STANDSTILL AGREEMENT

     This Standstill Agreement (the "Agreement") is made and entered into as of February 26, 2009, by and between Adam Gray ("Gray"), Coliseum Capital Management, LLC ("Coliseum Management"), Coliseum Capital, LLC ("Coliseum Capital"), Coliseum Capital Partners, L.P. ("Coliseum Partners"), and Christopher Shackelton ("Shackelton" and, together with Gray, Coliseum Management, Coliseum Capital, and Coliseum Partners, the "Restricted Persons"), and DEI Holdings, Inc., a Florida corporation (the "Company").

                                    RECITALS

     WHEREAS, the Restricted Persons own (directly or beneficially) certain of the Company's obligations incurred by the Company pursuant to that certain Amended and Restated Credit Agreement dated as of September 22, 2006 (as further amended from time to time) (the "Debt"); and

     WHEREAS, the Restricted Persons own (directly or beneficially) certain shares of the Company's common stock; and

     WHEREAS, Gray desires to join the Board of Directors of the Company (the "Board"); and

     WHEREAS, certain of the Restricted Persons desire to obtain certain rights as set forth in that certain Registration Rights Agreement attached hereto as Exhibit A (the "RRA"); and

     WHEREAS, as a condition to Gray joining the Board and the granting of the rights set forth in the RRA, the Company wishes to restrict the ability of the Restricted Persons and their representatives and affiliates to purchase additional Debt as set forth in this Agreement; and

     WHEREAS, the Restricted Persons agree to be bound by such restrictions.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Restrictions on Debt Purchases.  Each of the Restricted  Persons agrees,
        ------------------------------
severally and not jointly, that from and after the date of this Agreement, neither such Restricted Person nor any of its representatives or affiliates will, without the prior written consent of the Company or its Board, directly or indirectly (including, without limitation, on behalf of any persons or entities for which such Restricted Person holds investment authority):

        (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any additional Debt or direct or indirect rights to acquire any additional Debt;

        (b) make any public announcement with respect to, or submit a proposal for or offer of (with or without conditions), any purchase of additional Debt; or

        (c)  enter  into  any  discussions,   negotiations,   arrangements,   or
understandings with any third party with respect to any of the foregoing.

Notwithstanding the foregoing, however, each Restricted Person may undertake any of the actions set forth in paragraph 1(a), 1(b) or 1(c) above provided that such action or actions shall not result in the Restricted Persons beneficially owning in the aggregate more than 20% of the outstanding principal amount of the Debt.

     2. Remedies.  The Restricted Persons acknowledge and agree that the Company
        --------
would not have an adequate remedy at law in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are breached. Accordingly, the Restricted Persons agree that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any action instituted in any court of competent jurisdiction, in addition to any other remedies that may be available to it. In addition to and without limiting the foregoing, Gray agrees that, in the event that any of the Restricted Persons breach any of the provisions of this Agreement, Gray will tender his resignation as a director of the Company promptly upon the request of the Company.

     3. Termination. This Agreement shall terminate:
        -----------

        (a) in the case of Gray, 90 days following the date on which Gray ceases to be a member of the Board; and

        (b) in the case of Coliseum Management, Coliseum Capital, or Coliseum Partners, the earlier of (i) 90 days following the date on which Gray is not employed by or affiliated with Coliseum Management, Coliseum Capital, or Coliseum Partners, and (ii) 90 days following the date on which Gray ceases to be a member of the Board; and

        (c) in the case of Shackelton, the earliest of (i) 90 days following the date on which Gray is not employed by or affiliated with Coliseum Management, Coliseum Capital, or Coliseum Partners, and (ii) 90 days following the date on which Gray ceases to be a member of the Board, and (iii) 90 days following the date on which Shackelton is not employed by or affiliated with Coliseum Management, Coliseum Capital, or Coliseum Partners.

                  [Remainder of Page Intentionally Left Blank]




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


     IN WITNESS WHEREOF, the parties have executed this Standstill Agreement as of the date first written above.

                               DEI HOLDINGS, INC.




                               By:/s/ James E. Minarik
                                  ----------------------------------------------
                               Name:James E. Minarik
                                    --------------------------------------------
                               Its: CEO
                                   ---------------------------------------------



                               /s/ Adam Gray
                               -------------------------------------------------
                               Adam Gray




                               COLISEUM CAPITAL MANAGEMENT, LLC




                               By: /s/ Christopher Shackelton
                                  ----------------------------------------------
                               Name:   Christopher Shackelton
                               Its:    Manager




                               COLISEUM CAPITAL, LLC




                               By: /s/ Adam Gray
                                  ----------------------------------------------
                               Name:   Adam Gray
                               Its:    Manager




                               COLISEUM CAPITAL PARTNERS, L.P.

                               By:    Coliseum Capital, LLC, General Partner




                                      By: /s/ Adam Gray
                                         ---------------------------------------
                                      Name:    Adam Gray
                                      Its:     Manager



                                /s/ Christopher Shackelton
                               -------------------------------------------------
                               Christopher Shackelton



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